Exhibit 99.2

Liberty Media Names Robert R. Bennett as Vice Chairman of Board of Directors

ENGLEWOOD, CO, December 9, 2024 — Liberty Media Corporation (“Liberty Media”) (Nasdaq: FWONA, FWONK, LLYVA, LLYVK) today announced that Robert R. (“Dob”) Bennett has been named Vice Chairman of the board of directors of Liberty Media (the “Board”) effective January 1, 2025. Mr. Bennett has been a director of Liberty Media since 1994 and a member of its Executive Committee for 15 years. He will continue to serve on the Executive Committee with John Malone and Chase Carey. Mr. Bennett served as Liberty Media’s President and Chief Executive Officer from 1997 to 2005, prior to which he held other executive roles since joining Liberty Media in 1991.

“Dob has been involved with Liberty since its inception, leading the company as CEO through hallmark corporate transactions including our spin-offs of Liberty Global and Discovery and acting as a trusted advisor on our board since 1994. We benefit from his extensive knowledge of the media, entertainment and telecom industries and deep familiarity with Liberty’s corporate history. I look forward to his continued partnership as Vice Chairman as he supports our current and future Liberty management and portfolio companies,” said John Malone, Liberty Media Chairman.

“It has been an honor to work alongside John and the Liberty management team all these years through the many iterations of Liberty’s corporate structure. I am excited to work more closely with Liberty and portfolio company leadership during this next chapter of the company’s continuous evolution with the consistent objective of driving long-term value for shareholders,” said Mr. Bennett.

Currently, Mr. Bennett is the Managing Director of Hilltop Investments, LLC, a private investment company. Prior to joining Liberty Media, he worked at Tele-Communications, Inc. and The Bank of New York. Mr. Bennett serves as a director for HP, Inc and Flutter Entertainment plc. Previously, he served as a director of Warner Bros. Discovery, Inc., Sprint Corporation, Demand Media, Inc., Discovery Holding Company and Liberty Interactive Corporation.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications, sports and entertainment businesses. Those businesses are attributed to two tracking stock groups: the Formula One Group and the Liberty Live Group. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) include Liberty Media’s subsidiaries Formula 1 and Quint, and other minority investments. The businesses and assets attributed to the Liberty Live Group (NASDAQ: LLYVA, LLYVK) include Liberty Media’s interest in Live Nation and other minority investments.

Liberty Media Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Media Corporation